Exhibit 99.1
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
February 1, 2007
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Reports Record Fourth Quarter
and FY2006 Results
•	Record revenue of $125 million for Fourth Quarter and $435 million for Fiscal Year 2006
(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results and selected balance sheet items for the fourth quarter and full fiscal year 2006 ending on December 31, 2006.

		4th
(Amounts in thousands, except	4th Quarter	Quarter	Fiscal Year	Fiscal Year
per share amounts)	2005	2006	2005	2006

Net sales	$98,791	$125,116	$383,158	$434,876
Cost of goods and services	28,752	37,770	108,106	116,487
Selling, general and administrative	46,913	58,429	185,873	224,879
Depreciation	2,827	3,948	12,818	14,020
Amortization of intangible assets	4,629	3,370	18,098	14,909

Operating income	15,670	21,599	58,263	64,581
Other expense (1)	(3,226)	(3,193)	(9,097)	(11,342)
Income before taxes	12,444	18,406	49,166	53,239
Income taxes	4,440	7,393	17,659	19,939
Net income	8,004	11,013	31,507	33,300
Earnings per share	$0.15	$0.20	$0.59	$0.61
Weighted average shares outstanding	54,154	55,424	53,850	54,974

Total debt	148,006	259,890	148,006	259,890
Capital expenditures	3,237	6,067	11,478	21,054

(1)	Investment income and interest expense.

RESULTS OF OPERATIONS
Vin Gupta, Founder, Chairman and Chief Executive Officer of infoUSA, stated, “2006 was a great year for infoUSA. We showed organic growth during the year.
Today, infoUSA is a full service provider to the sales and marketing departments of corporations and small businesses. We offer proprietary databases and services from these databases; for example, sales leads, mailing lists, and unlimited access on-line. We offer direct marketing services, database marketing services and e-mail marketing services all under one roof. With the acquisition of Opinion Research®, we were also able to offer marketing research services that include customer surveys, product surveys, and employee surveys to the corporate and public sector.
infoUSA is blessed with a world class management team for leading this successful transition. Our entire workforce at the Company is better positioned than ever to create additional value for all of its shareholders. We look forward to even greater success in 2007.”
The following are highlights of infoUSA’s accomplishments in the fourth quarter of 2006:
•	infoUSA continued to build on its successful subscription model, which is now generating a sustainable and predictable revenue stream. The Company added 6,200 subscribers to Salesgenie.com®, Credit.net®, SalesLeadsUSA.info, and infoUSA’s other subscription products during the quarter. infoUSA now has approximately 54,000 total subscribers with an annualized revenue value of over $98 million. The cancellation rates on subscription products remain stable at approximately 19%.
•	infoUSA completed its previously announced acquisition of Opinion Research Corporation. It was effective December 4, 2006. This transaction is a continuation of infoUSA’s strategic plan to leverage its existing capabilities and be a full service provider to the sales and marketing departments of corporations worldwide.

FINANCIAL HIGHLIGHTS
During the fourth quarter of 2006, infoUSA delivered record revenues of $125.1 million as compared to $98.8 million for the same period in 2005. This strong fourth quarter helped infoUSA achieve record full year revenue of $434.9 million, an increase of 13% over revenues of $383.2 million in fiscal 2005.
infoUSA’s fourth quarter operating income increased to $21.6 million from $15.7 million in the fourth quarter of 2005. For the full year, infoUSA’s operating income increased to $64.6 million from $58.3 million in 2005.
infoUSA’s earnings per share for the fourth quarter of 2006 were $0.20 versus $0.15 in the fourth quarter of 2005. EBITDA for the fourth quarter was $29.2 million versus $23.0 million in the fourth quarter of 2005. For the full year, infoUSA’s earnings per share were $0.61 as compared to $0.59 in 2005. EBITDA for full year 2006 was $94.0 million as compared to $91.9 million in 2005.
The segment revenue for the fourth quarter and FY 2006 was as follows:
•	Revenue for the Donnelley Group in the fourth quarter was $71.5 million compared to $63.8 million for the same period last year. For the fiscal year 2006, revenue was $268.4 million as compared to $240.3 million for the same period last year.

•	Revenue for the infoUSA Group in the fourth quarter was $39.0 million compared to $35.0 million for the same period last year. Revenue for the fiscal year 2006 was $151.9 million as compared to $143.3 million for the same period last year.
•	Revenue for Opinion Research, acquired December 4, 2006, was $14.6 million since the date of acquisition.
NEW REPORTING SEGMENTS
In 2007, infoUSA is reorganizing its segments both for operational and reporting purposes. In fiscal 2007, the Company will report results in three segments: the Data Group, the Services Group, and the Research Group.
The Donnelley Group will be reorganized and will be named “Services Group” beginning in January 2007. This group will be lead by Ed Mallin and will consist of Yesmail, Catalog Vision, and the List Brokerage and List Management divisions.
The “Data Group” will be comprised of Donnelley Marketing, which will now be known as infoUSA National Accounts, along with OneSource, Database License, and the former infoUSA Group (Small Business Group). The Data Group will be lead by Monica Messer.
infoUSA believes that by organizing all of the Company’s businesses that sell proprietary content into a single segment, it can more effectively deploy its sales and marketing resources. The reorganization is also expected to create better opportunities for cross selling proprietary databases under one brand name.
The Research Group will be comprised of the recently acquired operations of Opinion Research Corporation, whose operations will be divided into the Corporate Market Research division to be known as Opinion Research and the Government Research division to be known as Macro

International. Gerard Miodus will lead the Corporate Market Research division worldwide, and Greg Mahnke will lead the Government Research division called Macro International.
OPERATING HIGHLIGHTS
Services Group
List Brokerage and List Management
This division operates under the Walter Karl®, Edith Roman®, Millard Group®, Mokrynskidirect, and Rubin Response brands, based in New York, New Jersey, New Hampshire, and Illinois. Rubin Response was acquired in November of 2006, expanding this group’s expertise in B-to-B high tech and consumer marketing. In the fourth quarter, the Millard Group launched a new product called InterACT, targeting the consumer cooperative database market. While the traditional direct mail business is stabilizing due to online advertising and e-mail marketing, infoUSA is creating value by leveraging its e-mail marketing expertise, proprietary data and data processing services. All of the Company’s list brokerage and management companies are offering multi-channel marketing to their customers.
Catalog Vision® and Triplex®
Catalog Vision is the Company’s Data Processing and Direct Marketing division dedicated to Direct Mail Catalog Retailers and non-profit and charitable organizations. This division, based in Marshfield, Wisconsin, has retained nearly 100% of existing clients and adding new customers due to its cutting edge technology and white glove customer service. In addition, Catalog Vision is expanding its modeling and analytics group to meet the growing demands of its client base. Also, under the leadership of Dan Gust, the main operations for Catalog Vision’s Triplex division have been moved to Marshfield, greatly reducing the cost structure and improving the profitability of the business. Triplex is expanding its sales office in Washington, DC to better serve many of its customers in that region. Triplex has been able to combine direct marketing with e-mail marketing to offer a total sales solution to the non-profit organizations.
Yesmail® — E-mail Technology Company
Yesmail, under the leadership of Michael Hilts and Tim Price, based in the Silicon Valley and Portland, Oregon, is one of the largest and best e-mail technology companies. Yesmail is comprised of six e-mail companies purchased during the past several years. infoUSA recently announced its sixth e-mail technology acquisition, Digital Connexxions. Based in Toronto, it will continue to build on Yesmail’s position as one of the dominant players in the e-mail industry. Yesmail has expanded into the UK market by opening a sales office in London and has plans for future international expansion in Europe and the Far East.
In 2007, Yesmail intends to grow its customer base via its expanded sales force, by investing in its leading technology platform and by taking advantage of cross-selling opportunities with other divisions throughout the Company. In the fourth quarter, Yesmail completed several key technology milestones and is currently offering new features and functions to its client base for both its full-service and self-service product line. This investment in technology will continue with new releases scheduled for 2007.
Data Group
The Data Group will be comprised of Donnelley Marketing, which will now be known as infoUSA National Accounts, OneSource, Database License Group, and the Small and Medium Sized Business Group. The Data Group will be lead by Monica Messer who has been with

infoUSA for 23 years and she has been the leading force in most of our database, technology and product initiatives.
Subscription revenue, which includes revenue from Salesgenie.com, SalesLeadsUSA.info and Credit.net, led to growth in the Data Group, despite a drop in revenue from Polk Directories. The Company attributes this growth to its highly accurate database, delivery technology, and successful advertising campaigns. The advertising campaigns include e-mail, print, TV, radio, direct mail, and search word advertising, as well as the use of white glove client services group.
Streamlined Pricing of Subscription Products
We have streamlined the price of our subscription products. SalesGenie.com offers full access to 12 databases including mapping, driving directions, CRM, etc. SalesGenie.com will also have unlimited view, unlimited cherry picking, and downloading for a fixed price of $180 per month for the first user. Subsequent discounts will be given for multiple users.
We are also offering a scaled-down version called SalesGenie.com/Lite for sales people who cannot afford $180 per month. This product will offer six databases, unlimited view and be priced at $90 per month.
infoUSA Database in In-Car Navigation
In-car navigation has become a necessity for many motorists. Many new cars have either in-car navigation or mobile devices that offer in-car navigation. We believe infoUSA is the leading provider of the most accurate business databases and points of interest information to these devices. In order to further enhance the accuracy and the comprehensiveness, we are improving the quality of our points of interest (P.O.I.) database, such as stadiums, golf courses, parks, etc. It is the objective of infoUSA to be a leader in every market which we serve.
Product Design, Development, and Technology
Having a proprietary database is not enough. We design dazzling products for our users. We want our customers to say “Wow, this is fantastic. I can be more efficient and make more money.” Our Design and Development and Technology Teams are totally focused on the needs of customers. They get feedback from customers and create services to meet their needs.
Throughout 2007, we plan to add additional features to our subscription products we believe will create more value for our customers by offering a “one-stop-shop” application for all of their direct marketing, sales prospecting needs and credit needs. We plan to add a new tool to SalesGenie.com called “Customer Analyzer”. This will allow users to upload their customer files and profile them to find additional prospects that look like their best customers. It will also allow customer data to be suppressed from future prospect campaigns. We also plan to launch Salesgenielounge.com, a website designed to offer sales and marketing tips, education and collaboration with other sales people on-line.
Additionally in 2007, we plan to launch a new feature on our websites that will allow businesses to create and upload their own two-minute commercial. The businesses can broadcast the commercial within many of our website applications. We also plan to extend the services of Salesgenie.com to include: e-mail retention marketing tools, easier integration into third party CRM tools, and mobile viewing and searching capability. Additional investments will be made in providing our customers with more robust mapping capabilities to map prospects and customers.
We have also incorporated the ability to collect real-time customer feedback about our data and products. This allows us to quickly verify the information and continue to improve the overall quality of all of our products.
Our product plans also include significant improvements to our ability to search and find people and information within any of our databases. Whether you are looking for a person at their home or at their business, the customer will be able to find them within one second.
Polk City Directories® and infoUSA City Directories® subscription-based websites are successfully transitioning print directory customers to an online subscription product, which includes unlimited sales leads and mailing labels that includes SalesGenie.com/Lite. Polk City Directories has gone through a complete overhaul and reengineering. The expensive field sales force has been entirely replaced by a call center sales force in Livonia, Michigan.
infoUSA National Accounts, formerly Donnelley Marketing®
In December 2006, infoUSA announced that Rakesh Gupta will lead the infoUSA National Accounts Group. The company plans to consolidate this operation in Omaha by the end of 2007 to take advantage of its database and technology capabilities centralized in the Corporate headquarters. This move will ensure that customers are placed with the appropriate sales team within infoUSA to reduce channel conflict, better client service, and increase customer satisfaction.
OneSource® — Global Business Database Products
Beginning in 2007, OneSource will be part of the newly formed Data Group taking advantage of consolidated database & marketing expertise and maximizing cross-selling opportunities. infoUSA has increased its advertising and marketing effort to create more awareness of the OneSource® brand. The OneSource® International Database will be fully merged and integrated with all of infoUSA’s other databases and will be available through the Company’s other subscription products. OneSource has been successful in attracting small and midsize companies and has increased its number of subscribers in this marketplace.
OneSource® is expanding its presence in the UK, Europe, and the Asia-Pacific region. In September, OneSource® was a co-sponsor of the Clinton Global Initiative in New York, a very effective place to network with global leaders and global corporate CEO’s. OneSource® was also recently a sponsor of the World Business Forum in New York.
Database License Group
infoUSA’s database license division provides business and consumer databases to Value Added Resellers for incorporation into a product or service for use by their customers.
We believe infoUSA is the leading provider of proprietary business databases to the online yellow pages and local search industries. The top five search engines — Yahoo, Microsoft, AOL, Google, and infoSpace — that support 97% of all U.S. searches use infoUSA data to power their local search and directory offerings due to its superior quality.

Proprietary Database — Strength of infoUSA
We believe we have been recognized in the industry as having the most comprehensive and up-to-date databases of businesses and consumers in the industry. infoUSA has 12 databases that we believe are widely regarded as unparalleled in breadth and depth of content. Additional business data content includes private company profiles of the leading 110,000 private U.S. companies. These comprehensive and timely profiles include a multi-paragraph company description, executive functions and biographies, corporate affiliations and linkages, and, where available, storefront photographs. infoUSA now has over 3 million individual pictures of businesses and has completed coverage in 40 of the top 100 MSA’s. We also continue to expand our coverage of business executive emails and web site addresses. We now have 1.8 million emails for business executives and 1.8 million web site addresses.
infoUSA is continuously adding more content, such as detailed business descriptions, more executives, hours of operation, credit cards accepted, URL address, UCC filings and other information. The recent introduction of a database compilation facility in India is helping the group accomplish this objective at a low cost. In addition, infoUSA has added two million business listings for the United Kingdom.
The Consumer database has integrated several new data sources, increasing overall household and individual coverage by 2% over last quarter. In addition, the Consumer E-mail file utilized for data append continues to add new sources resulting in a database containing more than 147 million e-mail addresses.
Opinion Research
The services provided and clients served by Opinion Research Corporation are highly complementary to infoUSA’s services. We plan to capitalize on the compelling cross-selling opportunities created by the combination. infoUSA expects that the acquisition of Opinion Research Corporation will be accretive to its earnings in fiscal 2007.
Going forward, the Opinion Research operations will be included in our Research Group and will be divided into the Worldwide Corporate Market Research division known as Opinion Research and the Government Research division known as Macro International.
The Corporate Market Research division will continue to expand its overseas operations in Europe and Asia. We plan to take advantage of cross-selling opportunities with other infoUSA companies by selling database marketing services to market research customers and by selling market research to companies engaged in database marketing.
The Government Research division, known as Macro International, is based in the Washington, DC area. We believe they are the leading provider of research to the various departments of the government such as Health and Education Service, Centers for Disease Control, USAID, and other departments.

EXPANDED ADVERTISING AND CORPORATE BRANDING
infoUSA continues to invest in branding and advertising to promote SalesGenie.com, infoUSA.com, and Credit.net®. infoUSA increased its advertising by $11.2 million as compared to the prior year. The increased spending was in radio, TV, Google, and other mass advertising. This advertising effort has led to an increase in expense, but as the subscription base builds and advertising costs remain stable, infoUSA expects that sales and profitability will increase.
Super Bowl™ Commercial

On February 4th, 2007, infoUSA will air three 30-second commercials during the Super Bowl. We will also sponsor a pre-game show from 5:30 — 6:00 p.m. The first 30-second spot will air during the pre-game show. The second spot, a brand new spot, will air in the first quarter of the game and the third spot will air during the post game coverage.
All of these spots will feature our subscription sales leads service “SalesGenie.com”. We have carefully thought about the cost benefit of having our commercial air during the Super Bowl. We know it is an expensive proposition, but we also believe it is the right place to advertise our SalesGenie.com. We see a potential market of 20 million users for our sales leads that includes sales people, entrepreneurs, small business owners, and sales and marketing executives. We believe that most of this audience watches the Super Bowl. Our Super Bowl commercial will be preceded by a heavy e-mail and direct mail campaign and other advertising campaigns. Then, after the Super Bowl, we plan to run several more campaigns.
Many companies have built tremendous brand recognition by using an aggressive television marketing campaign. We believe our TV advertising will give “SalesGenie.com” exposure, create brand awareness, and increase our subscription base.
GUIDANCE FOR FY2007
Even though it is hard to predict the future, based on our existing knowledge, the following is our guidance for 2007:
1.	We anticipate our 2007 revenue to be in the range of $620 million to $630 million.

2.	We expect our earnings before interest, tax, depreciation and amortization (EBITDA) to be in the range of $118 million to $125 million.

3.	We expect earnings per share to be in the range of $0.68 per share to $0.75 per share.
The information set forth under this Guidance Section is a forward-looking statement subject to many risks and uncertainties, including those under “Forward-Looking Statements” below.
NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoUSA also discloses earnings before interest, taxes and depreciation and amortization, or EBITDA, which is a non-GAAP measure. Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of our operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoUSA’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. All companies do not calculate EBITDA in the same manner and infoUSA’s presentation may not be comparable to those presented by other companies.
EBITDA should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of infoUSA’s profitability or liquidity. See the tables in this press release for a reconciliation of EBITDA to net income.
CONFERENCE CALL
The Company will host its fourth quarter conference call on February 2, 2007 at 4:00 pm Eastern time. To access the conference call, please dial 800-901-5231 (international 617-786-2961), passcode 12202388, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7:00 pm Eastern time, February 2, 2007 through midnight Eastern Time, February 9, 2007. The replay number is 888-286-8010 (international 617-801-6888), passcode 19850423. A live webcast of the conference call will be available at the Company’s Investor Relations web site, http://ir.infousa.com.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is a leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission. infoUSA cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. infoUSA disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward looking statements.
(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE TWELVE
	FOR THE QUARTER ENDED		MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006
	(unaudited)

Net sales	$98,791	$125,116	$383,158	$434,876
Costs and expenses:
Cost of goods and services	28,752	37,770	108,106	116,487
Selling, general and administrative	46,913	58,429	185,873	224,879
Depreciation and amortization of operating assets	2,827	3,948	12,818	14,020
Amortization of intangible assets	4,629	3,370	18,098	14,909

	83,121	103,517	324,895	370,295

Operating income	15,670	21,599	58,263	64,581

Other income (expense):
Investment income	140	168	2,934	536
Other income (charges)	(246)	128	(190)	(68)
Interest expense	(3,120)	(3,489)	(11,841)	(11,810)

Income before income taxes	12,444	18,406	49,166	53,239
Income taxes	4,440	7,393	17,659	19,939

Net income	$8,004	$11,013	$31,507	$33,300

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.15	$0.20	$0.59	$0.61

Diluted earnings per share	$0.15	$0.20	$0.58	$0.60

Basic weighted average shares outstanding	54,154	55,424	53,850	54,974

Diluted weighted average shares outstanding	54,163	55,805	54,040	55,340

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2005	2006	2005	2006
Net income	$8,004	$11,013	$31,507	$33,300
Interest expense	3,120	3,489	11,841	11,810
Income taxes	4,440	7,393	17,659	19,939
Depreciation and amortization of operating assets	2,827	3,948	12,818	14,020
Amortization of intangible assets	4,629	3,370	18,098	14,909

EBITDA	$23,020	$29,213	$91,923	$93,978

infoUSA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2006
Assets
Cash and cash equivalents	$792	$4,433
Marketable securities	2,050	2,665
Accounts receivable	52,693	77,095
Accounts receivable—list brokerage	50,384	68,274
Accounts receivable — unbilled services	0	20,794
Deferred income taxes	3,234	4,679
Prepaid expenses	5,386	7,268
Deferred marketing costs	2,853	3,485

Total current assets	117,392	188,693

Property and equipment, net	48,530	61,172
Intangible assets, net	364,716	489,795
Other assets	13,129	11,072

	$543,767	$750,732

Liabilities
Current portion of long-term debt	5,644	4,627
Accounts payable	12,958	27,492
Accounts payable-list brokerage	44,019	62,010
Accrued payroll expenses	18,973	33,608
Accrued expenses	6,955	12,149
Income taxes payable	7,550	4,655
Deferred revenue	86,080	77,944

Total current liabilities	182,179	222,485

Long-term debt, net of current portion	142,362	255,263
Deferred income taxes	19,769	36,578
Other liabilities	1,590	2,248

Stockholders’ equity
Common stock	135	138
Paid-in capital	110,420	126,940
Retained earnings	90,631	108,395
Treasury stock	(1,297)	0
Notes receivable from officers	(339)	0
Accumulated other comprehensive loss	(1,683)	(1,315)

Total stockholders’ equity	197,867	234,158

	$543,767	$750,732